EXHIBIT 10.1


                            AMERICAN EXPRESS COMPANY
                        1998 INCENTIVE COMPENSATION PLAN
                                PERFORMANCE GRANT
                    (ALSO KNOWN AS THE 20__ INCENTIVE AWARD)
                                       TO



           ----------------------------------------------------------
                                Name of Employee


     ________   , 2005                         December 31, 20__
-----------------------             ---------------------------------------
       Award Date                   Expiration Date of Performance Period
                                    (See Paragraphs 2,4,5,6, et. al. for
                                         payment and vesting date)




         We are pleased to inform you that, pursuant to the Company's 1998 Incentive Compensation Plan, as amended (the "Plan"), the Compensation and Benefits Committee (the "Committee") of the Board of Directors (the "Board") of American Express Company (the "Company"), made an award of a performance grant (also known as the 20__ Incentive Award) to you as hereinafter set forth (the "Award") under the Plan as of the award date specified above (the "Award Date").

1. GENERAL. You have been granted the Award subject to the provisions of the Plan and the terms, conditions and restrictions set forth herein. The period beginning on the first day of the fiscal year of the Company in which the Award Date occurs and ending on the Expiration Date specified above being the "Award Period." The Schedule A Value (as that term is defined below in Subparagraph 3(b)), if any, will be determined as specified in Paragraph 3.

2.       REQUIREMENT OF EMPLOYMENT. Your rights to the Cash Value and the
Number of Restricted Shares, if any (as those terms are defined below) under Subparagraph 4(b) hereof, shall be provisional and shall be canceled if your continuous employment with the Company and its Affiliates or your Related Employment (as defined in the Plan) (as that term is defined in the Plan) (hereinafter collectively referred to as "employment with the American Express companies"), terminates for any reason on or before the payment date as set forth in Subparagraph 4(b). Whether and as of what date your employment with the American Express companies shall terminate if you are granted a leave of absence or commence any other break in employment intended by the Company to be temporary, shall be determined by the Committee.

3. DETERMINATION OF THE SCHEDULE A VALUE, CASH VALUE AND THE NUMBER OF RESTRICTED SHARES.

(a) Except as otherwise provided below in this Paragraph 3 and in Paragraphs 2 and 5 hereof, there shall be paid to you in accordance with Paragraph 4 hereof, the Schedule A Value (the "Schedule A Value") as of the last day of the Award Period, if any, as provided in Subparagraph 3(b).

(b)      SCHEDULE A VALUE.

(i) Except as otherwise provided in this Paragraph 3, the Schedule A Value as of the last day of the Award Period will be equal to the amount, if any, determined by the Committee based on the performance (i.e., 20__ Return on Equity, and 20__ Earnings Per Share) of the Company, pursuant to Schedule A to this Agreement. However, in no event will the Schedule A Value be greater than the maximum value as set forth in Schedule A to this Agreement.

(ii) In the application of Schedule A to this Agreement after the end of the Award Period for purposes of determining the Schedule A Value pursuant to this Subparagraph 3(b), (A) if the 20__ Return on Equity or the 2005 Earnings Per Share is less than the level needed to have some Schedule A Value, there shall be no Schedule A Value, and (B) if the 20__ Return on Equity and the 20__ Earnings Per Share are equal to or greater than those levels needed to have some Schedule A Value and less than or equal to the maximum specified levels and are not represented on the table, the Schedule A Value shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the amounts actually attained.

(iii) The Committee shall determine in its own discretion what portion of the Schedule A Value, if any (as adjusted in accordance with Subparagraph 3(c) below), shall be payable in cash (the "Cash Value"), and what portion shall be denominated in restricted shares of the Company ("the RSA"), in accordance with Paragraph 4 below. The RSA shall have the terms substantially as set forth in the form of restricted stock award granted generally under the Plan, or its successor, except that the RSA shall vest pursuant to a period determined in the Committee's discretion, except that such vesting period shall not be less than one year from date of grant, and (B) be forfeitable only if your employment with the American Express companies terminates by reason of voluntary resignation or terminates for cause (that is, violation of the Code of Conduct as in effect from time to time) prior to the applicable vesting dates. The number of restricted shares of the Company comprising the RSA (the "Number of Restricted Shares") shall be determined by dividing such portion of the Schedule A Value so designated by the Committee, if any, by the average of the high and low market value of the shares on _________ __, 20__, or such other date that the Committee approves payout of the Awards, and shall be payable in the form of an RSA in accordance with Paragraph 4 below.

(iv) For purposes of this Award, all accounting terms are defined in accordance with generally accepted accounting principles as set forth in the Company's annual audited financial statements, except as otherwise provided below (which will take into account, in each case, the expenses and other financial effect for the applicable year(s) of performance grants under the
Plan):

(A) "Net Income" means, for any given year, the after-tax net income (or loss) of the Company or of a segment or other part of the Company, as the case may be, for such year as adjusted below, as determined by the Company in accordance with generally accepted accounting principles applied on a basis comparable to that used for the purpose of reporting industry segment data in the Company's annual audited financial statements. The calculation of Net Income, for any given year, will be adjusted to exclude:

         o    reported cumulative effect of accounting changes,

         o    reported income and losses from discontinued operations, and

         o reported extraordinary gains and losses as determined under generally accepted accounting principles.

(B) "Average Annual Shareholders' Equity" means, for any given year, the sum of the total shareholders' equity of the Company or of a segment or other part of the Company, as the case may be, as of the first day of such year and as of the end of each month during such period (each as determined by the Company in accordance with generally accepted accounting principles but excluding the effect of Statement of Financial Accounting Standards Nos. 115 and 133 (relating to market-to-market treatment of certain investments and accounting for derivatives, respectively) divided by 13).

(C) "Return on Equity" means, for any given year, the Net Income for such year divided by the Average Annual Shareholders' Equity for such year.

(D) "Earnings Per Share" means, for any given year, the diluted earnings (or loss) per share of the Company for such year, as determined by the Company in accordance with generally accepted accounting principles for inclusion in the Company's annual audited financial statements. The calculation of Earnings Per Share, for any given year, will be adjusted in the same fashion as Net Income for such year.

(v) In the event of the sale, disposition, restructuring, discontinuance of operations or other extraordinary corporate event in respect of a material business during the Award Period or any of the events discussed in Subparagraph 3(d) during the Award Period, if the Committee shall determine that such an event equitably requires an adjustment in the calculation or terms of Return on Equity and/or Earnings Per Share, on the grounds that any such event would produce an unreasonable value, such equitable adjustment will be made by the Committee. Any such determination by the Committee under this subparagraph 3(b)(v) shall be final, binding and conclusive.

         As soon as practicable after the last day of the Award Period, the Committee may determine, in its sole discretion, that the Schedule A Value, if any (as determined above in Subparagraph 3(b)), may be adjusted downward, but in no event upward, by a percentage from 0-100% (that is, to a value of zero). In no event may the Committee amend any provision hereof so as to increase or otherwise adjust upward the Schedule A Value. In exercising its discretion to make a downward adjustment, the Committee may take into account factors such as the increase in shareholder value (as indicated, for example, by shareholder return, earnings growth and return on equity), customer satisfaction (as indicated, for example, by customer satisfaction measures, client retention and growth in products and services), employee satisfaction (as indicated, for example, by the employee values survey results), implementation of AEQL initiatives (as indicated, for example, by process changes that achieve significant results), achievement of reengineering initiatives (as indicated, for example, by cost savings), and such other factors deemed relevant by the Committee; provided that any such determination by the Committee need not be made in a uniform manner and may be made selectively among holders of awards of performance grants, whether or not such award holders are similarly situated.

(c) The Committee's determinations as to the Schedule A Value, the Cash Value and the Number of Restricted Shares pursuant to this Agreement shall be final, binding and conclusive upon you and all persons claiming under or through you.

         (d) In the event of any change in the corporate capitalization of the Company, such as by reason of any stock split, or a material corporate transaction, such as any merger of the Company into another corporation, any consolidation of the Company and one or more corporations into another corporation, any separation of the Company (including a spin-off or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")), or any partial or complete liquidation by the Company, other than a normal cash dividend, if the Committee shall determine that such a change equitably requires an adjustment in the calculation or terms of the Schedule A Value under this Award, on the grounds that any such change would produce an unreasonable value, such equitable adjustment will be made by the Committee. Any such determination by the Committee under this subparagraph 3(d) shall be final, binding and conclusive.

4.       PAYMENT OF AWARD.

(a) As soon as practicable after the last day of the Award Period, the Committee shall determine whether the conditions of Paragraphs 2 and 3 hereof have been met and, if so, shall ascertain the Cash Value and the Number of Restricted Shares, if any, in accordance with Paragraph 3.

(b) If the Committee determines that there is no Schedule A Value, this Award will be canceled. If the Committee determines that there is some Schedule A Value, however, the Cash Value as determined pursuant to Paragraph 3 shall become payable to you in cash, and the

Number of Restricted Shares shall be issued to you in the form of a restricted stock award under the Plan, within fifteen business days following the regularly scheduled payroll payment date of the applicable pay period beginning after January 31 of the year following the Award Period (or at such other time or times as the Committee shall determine as provided in Paragraph 6 below).

5. TERMINATION OF EMPLOYMENT AFTER THE AWARD PERIOD BUT ON OR BEFORE THE PAYMENT DATE. If, after the last day of the Award Period and on or before the date specified above in Subparagraph 4(b), but during a period when you have been in continuous employment with the American Express companies since the Award Date, you terminate your employment with the American Express companies for any reason, then you and all others claiming under or through you shall not be entitled to receive any amounts or awards under this Award, except as otherwise determined by the Committee in its sole discretion.

6. DEFERRAL OR ACCELERATION OF PAYMENT OF AWARD. Subject to satisfying applicable requirements under Section 409A of the Internal Revenue Code of 1986, as amended, any payments to be made under this Award may be deferred or accelerated in such manner as the Committee shall determine in its sole discretion; provided that as to such a deferral of payment, any such payment in excess of the amount that was originally payable to you under this Agreement will be based on a reasonable interest rate or on one or more predetermined actual investments (whether or not assets associated with the amount are actually invested therein) as determined by the Committee, and provided, further, that as to such an acceleration of payment to you under this Agreement, any such payment will be discounted to reasonably reflect the time value of money as determined by the Committee.

7. CHANGE IN CONTROL. Notwithstanding anything in this Award to the contrary, if you have not received payment under this Award as discussed in Subparagraph 4(b) above, and within two years following a Change in Control, as that term is defined in the Company's Senior Executive Severance Plan, you experience a termination of employment that would otherwise entitle you to receive the payment of severance benefits under the provisions of the severance plan that you participate in as of the date of such termination of employment, then you shall be paid under this Award, within five days after the date of such termination of employment, a cash payment under this Award equal to the value of
(i) (A) the average award paid or payable to you under the 2003 and 2004 Annual Incentive Award or such other annual incentive award program of the Company or one of its subsidiaries that you participated in at the time of such prior payment for the two years prior to the Change in Control, or (B) if you have not received two such awards, the most recent award paid or payable (or guideline amount payable, if you have not previously received any such award) to you under the applicable annual incentive award program of the Company or one of its subsidiaries at the time of such prior payment), multiplied by (ii) the number of full or partial months that have elapsed during the Award Period at the time of such termination of employment divided by 12.

         The Committee reserves the right to amend or delete this Section 7 in whole or in part at any time and from time to time; provided, that upon and following the occurrence of a Change in Control, the Committee may not amend this Section 7 in a manner that is detrimental to your rights without your express written consent. Any amendment of the definition of 'Change in Control' in the Senior Executive Severance Plan will be deemed to be an amendment permitted under this Section.

8. TAX WITHHOLDING AND FURNISHING OF INFORMATION. There shall be withheld from any payment of cash or vesting of any restricted shares under this Award, such amount, if any, as the Company determines is required by law, including, but not limited to, U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of making of the Award or of such payment. It shall be a condition precedent to the obligation of the Company to make payments under this Award that you (or those claiming under or through you) promptly provide the Company with all forms, documents or other information reasonably required by the Company in connection with the Award.

9. RIGHTS NOT ASSIGNABLE. Your rights and interests under the Award and the Plan may not be sold, assigned, transferred, or otherwise disposed of, or made subject to any encumbrance, pledge, hypothecation or charge of any nature, except that you may designate a beneficiary pursuant to Paragraph 10 hereof. If you (or those claiming under or through you) attempt to violate this Paragraph 9, such attempted violation shall be null and void and without effect, and the Company's obligation to make any further payments to you (or those claiming under or through you) hereunder shall terminate.

10. BENEFICIARY DESIGNATION. Subject to the provisions of the Plan, you may, by completing a form that is acceptable to the Company and returning it immediately to the Secretary of the Company, at American Express Tower, World Financial Center, New York, New York 10285-5005, name a beneficiary or beneficiaries to receive any payment to which you may become entitled under this Agreement in the event of your death. You may change your beneficiary or beneficiaries from time to time by submitting a new form to the Secretary of the Company at the same address. If you do not designate a beneficiary, or if no designated beneficiary is living on the date any amount or award becomes payable under this Agreement, such payment will be made to the legal representatives of your estate, which will be deemed to be your designated beneficiary under this Agreement.

11. ADMINISTRATION. Any action taken or decision made by the Company, the Board or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall be within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding upon you and all persons claiming under or through you. In receiving this Award or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company, the Board or the Committee or its delegates.

12. MAJOR TRANSACTION. This Section shall apply in the event of a Major Transaction (as defined in the American Express Senior Executive Severance Plan, as amended from time to time).

         If all or any portion of the payments or benefits to which the Participant will be entitled under the Plan, either alone or together with other payments or benefits which the Participant receives or is entitled to receive directly or indirectly from the Company or any of its subsidiaries or any other person or entity that would be treated as a payor of parachute payments as hereinafter defined, under any other plan, agreement or arrangement, would constitute a

"parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereto and regulations or other guidance thereunder (except that "2.95" shall be used instead of "3" under Section 280G(b)(2)(A)(ii) of the Code or any successor provision thereto), such payment or benefits provided to the Participant under this Plan, and any other payments or benefits which the Participant receives or is entitled to receive directly or indirectly from the Company or any of its subsidiaries or any other person or entity that would be treated as a payor of parachute payments as hereinafter defined, under any other plan, agreement or arrangement which would constitute a parachute payment, shall be reduced (but not below zero) as described below to the extent necessary so that no portion thereof would constitute such a parachute payment as previously defined (except that "2.95" shall be used instead of "3" under Section 280G(b)(2)(A)(ii) of the Code or any successor provision thereto). Whether payments or benefits to the Participant would constitute a "parachute payment", whether such payments or benefits are to be reduced pursuant to the first sentence of this paragraph, and the extent to which they are to be so reduced, will be determined by the firm serving, immediately prior to the Major Transaction, as the Company's independent auditors, or if that firm refuses to serve, by another qualified firm, whether or not serving as independent auditors, designated by the Administration Committee under the American Express Senior Executive Severance Plan (the "Firm"). The Firm will be paid reasonable compensation by the Company for such services. If the Firm concludes that its determination is inconsistent with a final determination of a court or the Internal Revenue Service, the Firm shall, based on such final determination, redetermine whether the amount payable to the Participant should have been reduced and, if applicable, the amount of any such reduction. If the Firm determines that a lesser payment should have been made to the Participant, then an amount equal to the amount of the excess of the earlier payment over the redetermined amount (the "Excess Amount") will be deemed for all purposes to be a loan to the Participant made on the date of the Participant's receipt of such Excess Amount, which the Participant will have an obligation to repay to the Company on the fifth business day after demand, together with interest on such amount at the lowest applicable Federal rate (as defined in Section 1274(d) of the Code or any successor provision thereto), compounded semi-annually (the "Section 1274 Rate") from the date of the Participant's receipt of such Excess Amount until the date of such repayment (or such lesser rate (including zero) as may be designated by the Firm such that the Excess Amount and such interest will not be treated as a parachute payment as previously defined). If the Firm determines that a greater payment should have been made to the Participant, within five business days of such determination, the Company will pay to the Participant the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment, at the Section 1274 Rate (or such lesser rate (including zero) as may be designated by the Firm such that the amount of such deficiency and such interest will not be treated as a parachute payment as previously defined). If a reduction is to be made pursuant to this paragraph, the Firm will have the right to determine which payments and benefits will be reduced, either those under this Plan alone or such other payments or benefits which the Participant receives or is entitled to receive directly or indirectly from the Company or any of its subsidiaries or any other person or entity that would be treated as a payor of parachute payments as previously defined, under any other plan, agreement or arrangement.

13. CHANGE IN CONTROL PAYMENTS. This Paragraph shall apply in the event of Change in Control (as defined in the American Express Senior Executive Severance
Plan).

         (a) In the event that any payment or benefit received or to be received by you hereunder in connection with a Change in Control or termination of your employment (such payments and benefits, excluding Gross-Up Payment (as hereinafter defined), being hereinafter referred to collectively as the "Payments"), will be subject to the excise tax referred to in Section 4999 of the Code (the "Excise Tax"), then (i) if you are classified in Band 70 (or its equivalent) or above immediately prior to such Change in Control (a "Tier 1 Employee"), the Company shall pay to such Tier 1 Employee, within five days after receipt by such Tier 1 Employee of the written statement referred to in paragraph (e) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by such Tier 1 Employee, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Payments and (ii) is you are other than a Tier 1 Employee, the Payments shall be reduced to the extent necessary so that no portion of the Payments is subject to the Excise Tax but only if (A) the net amount of all Total Payments (as hereinafter defined), as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without any such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments); provided, however, that you may elect in writing to have other components of your Total Payments reduced prior to any reduction in the Payments hereunder.

         (b) For purposes of determining whether the Payments will be subject to the Excise Tax, the amount of such Excise Tax and whether any Payments are to be reduced hereunder: (i) all payments and benefits received or to be received by you in connection with such Change in Control or the termination of your employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person (as such term is defined in Subparagraph 2 above) whose actions result in such Change in Control or any Person affiliated with the Company or such Person (all such payments and benefits, excluding the Gross-Up Payment and any similar gross-up payment to which a Tier 1 Employee may be entitled under any such other plan, arrangement or agreement, being hereinafter referred to as the "Total Payments"), shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of the Firm, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(2)(A) or section
280G(b)(4)(A) of the Code; (ii) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account; (iii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Firm, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount (within the meaning of section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (iv) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Code and regulations or other guidance thereunder. For purposes of determining the amount of the Gross-Up Payment in respect of a Tier 1 Employee and whether any Payments in respect of a participant (other than a Tier 1 Employee) shall be reduced, shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation (and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes) in the calendar year in which the Gross-Up Payment is to be made (in the case of a Tier 1 Employee) or in which the Payments are made (if you are other than a Tier 1 Employee). The Firm will be paid reasonable compensation by the Company for its services.

         (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, then an amount equal to the amount of the excess of the earlier payment over the redetermined amount (the "Excess Amount") will be deemed for all purposes to be a loan to the Tier 1 Employee made on the date of the Tier 1 Employee's receipt of such Excess Amount, which the Tier 1 Employee will have an obligation to repay to the Company on the fifth business day after demand, together with interest on such amount at the lowest applicable Federal rate (as defined in Section 1274(d) of the Code or any successor provision thereto), compounded semi-annually (the "Section 1274 Rate") from the date of the Tier 1 Employee's receipt of such Excess Amount until the date of such repayment (or such lesser rate (including zero) as may be designated by the Firm such that the Excess Amount and such interest will not be treated as a parachute payment as previously defined). In the event that the Excise Tax is finally determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), within five business days of such determination, the Company will pay to the Tier 1 Employee an additional amount, together with interest thereon from the date such additional amount should have been paid to the date of such payment, at the Section 1274 Rate (or such lesser rate (including zero) as may be designated by the Firm such that the amount of such deficiency and such interest will not be treated as a parachute payment as previously defined). The Tier 1 Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the amount of any Gross-Up Payment.

         (d) As soon as practicable following a Change in Control, the Company shall provide to each Tier 1 Employee and to each other participant with respect to whom it is proposed that Payments be reduced, a written statement setting forth the manner in which the Total Payments in respect of such Tier 1 Employee or other participant were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from the Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

14. MISCELLANEOUS. Neither you nor any person claiming under or through you shall have any right or interest, whether vested or otherwise, in the Plan or the Award, unless and until all of the terms, conditions and provisions of the Plan and this Agreement shall have been complied with. In addition, neither the adoption of the Plan nor the execution of this Agreement shall in any way affect the rights and powers of any person to dismiss or discharge you at any time from employment with the American Express companies. Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates (as that term is defined in the Plan) nor their respective officers, directors, employees or agents shall have any liability to you (or those claiming under or through you) under the Plan, this Agreement or otherwise on account of any action taken, or decision not to take any action made, by any of the foregoing persons with respect to the business or operations of the Company or any of its Affiliates (as that term is defined in the Plan), despite the fact that any such action or decision may adversely affect in any way whatsoever Average Annual Shareholders' Equity, Earnings Per Share, Net Income or other financial measures or amounts which are accrued or payable or any of your other rights or interests under this Agreement.

15. GOVERNING LAW. The validity, construction, interpretation, administration and effect of this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of New York.

                                 AMERICAN EXPRESS COMPANY
                                 By the Compensation and Benefits
                                 Committee of the Board of Directors:





                                 By
                                    --------------------------

                                                                      SCHEDULE A


       20__ INCENTIVE AWARDS: AXP EARNINGS PER SHARE/RETURN ON EQUITY GRID
                      FOR DETERMINING MAXIMUM AWARD VALUES
     -----------------------------------------------------------------------
       (subject to award agreement and discretionary downward adjustment)

                 ------------------------------------------------------------------------------------------------------------------
                                                              20__ AXP EARNINGS PER SHARE (DILUTED)
                 ------------------------------------------------------------------------------------------------------------------
                   Less Than $__             $__              $__              $__                $__                   $__ Or More
                 ------------------------------------------------------------------------------------------------------------------
 20__ AXP
RETURN ON EQUITY       Value (a)         Max. Value (a)    Max. Value (a)   Max. Value (a)    Max. Value (a)        Max. Value (a)
-----------------------------------------------------------------------------------------------------------------------------------
  __% Or More           $0                   $                $                 $                 $                     $
-----------------------------------------------------------------------------------------------------------------------------------
      __%               $0                   $                $                 $                 $                     $
-----------------------------------------------------------------------------------------------------------------------------------
      __%               $0                   $                $                 $                 $                     $
-----------------------------------------------------------------------------------------------------------------------------------
      __%               $0                   $                $                 $                 $                     $
-----------------------------------------------------------------------------------------------------------------------------------
      __%               $0                   $                $                 $                 $                     $
-----------------------------------------------------------------------------------------------------------------------------------
      Less              $0                   $0               $0                $0                $0                    $0
    Than __%
 ----------------------------------------------------------------------------------------------------------------------------------

(a) Straight-line interpolation would apply for any actual performance level that falls between two performance levels shown on the grid.